INVESTORS:                                                          MEDIA:
John Standley                                                       Karen Rugen
717-214-8857                                                        717-730-7766
Kevin Twomey
717-731-6540
or investor@riteaid.com

FOR IMMEDIATE RELEASE

                   RITE AID ANNOUNCES THIRD QUARTER RESULTS

    REPORTS NET INCOME OF $1.0 MILLION OR A LOSS OF $.01 PER DILUTED SHARE

                  ACHIEVES $163.8 MILLION OF ADJUSTED EBITDA

                         Revises Fiscal 2005 Guidance

CAMP HILL, PA, December 16, 2004--Rite Aid Corporation (NYSE, PCX: RAD) today announced financial results for its third quarter, ended November 27, 2004.

Revenues of $4.1 billion for the 13-week third quarter were flat compared to revenues in the prior year third quarter. Same store sales increased 0.2 percent during the third quarter as compared to the year-ago like period, consisting of 0.1 percent pharmacy same store sales increase and a 0.3 percent increase in front-end same store sales. Prescription sales accounted for 64.3 percent of total sales, and third party prescription sales represented 93.4 percent of pharmacy sales.

Net income for the quarter was $1.0 million or a loss of $.01 per diluted common share compared to last year's third quarter net income of $73.6 million or $.12 per diluted common share. The decrease in net income was due primarily to a $13.7 million decrease in adjusted EBITDA (which is reconciled to net income on the attached table), a $20.2 million loss on debt modifications resulting from the pay down and refinancing of the company's credit facility during the third quarter and a $47.5 million tax benefit in the prior year third quarter compared to a $5.4 million tax provision in this year's third quarter.

Adjusted EBITDA was $163.8 million or 4.0 percent of revenues compared to $177.5 million or 4.3 percent of revenues last year.

In the third quarter, the company remodeled 46 stores, relocated 4 stores opened 2 new stores and closed 9 stores. Stores in operation at the end of the quarter totaled 3,363.

Refinancing That Lowers Borrowing Costs, Reduces Debt Also Completed in Third Quarter

Other significant events in the quarter include the previously announced completion of a refinancing that lowered the company's overall borrowing costs by approximately $27 million annually and reduced debt by $634 million to approximately $3.2 billion. The refinancing included a new $1.4 billion senior secured credit facility and a $400 million three-year accounts receivable asset securitization facility. The new credit facility consists of a $450 million term loan and a $950 million revolving credit facility maturing in September 2009. The new accounts receivable asset securitization facility matures in September 2007.

Company Lowers Guidance for Fiscal 2005

Based on current trends, Rite Aid said that it is lowering its fiscal 2005 guidance for sales, net income and adjusted EBITDA. The company said it expects sales to be between $16.7 billion and $16.8 billion, with same store sales improving 1.2 percent to 2.1 percent as compared to previous guidance of $16.9 billion and $17.0 billion, with same store sales improving 2.75 percent to 3.25 percent. Net income for fiscal 2005 is expected to be between $49.0 million and $99.0 million or between $.03 and $.12 per diluted share as compared to previous guidance of net income between $122 million and $150 million or between $.16 and $.22 per diluted share. Adjusted EBITDA (which is reconciled to net income on the attached table) is expected to be between $700 million and $750 million as compared to previous guidance of between $770 million and $800 million. Capital expenditure guidance is expected to be $225 million to $250 million as compared to previous guidance of $275 million to $325 million.

"This was a difficult quarter as we continued to feel the negative impact of the United Auto Workers mandatory mail program on our sales and faced tougher year-over-year comparisons because of the significant business we gained last year from the Southern California grocery strike. A slow start to the flu season, which began in earnest mid-November last year, also hurt our sales," said Mary Sammons, Rite Aid president and CEO. "While we will cycle the impact of the UAW mandatory mail program and the results of last year's grocery strike in the next three to six months, we expect these factors to negatively impact our business the rest of the year, which led us to lower guidance. Our team continues to be focused on initiatives to deliver shareholder value long-term, including our new store development program designed to strengthen our market share and competitive positioning."

Conference Call Broadcast

Rite Aid will hold an analyst call at 10:30 a.m. Eastern Time today with remarks by Rite Aid's management team. The call will be simulcast via the internet and can be accessed through the websites www.riteaid.com in the conference call section of investor information and www.StreetEvents.com. A playback of the call will be available on both sites starting at 2 p.m. Eastern Time today. A playback of the call will also be available by telephone for 48 hours beginning at 2 p.m. Eastern Time today until 2 p.m. Eastern Time on December 18. The playback number is 1-800-642-1687 from within the U.S. and Canada or 1-706-645-9291 from outside the U.S. and Canada with the seven-digit reservation number 2682528.

Rite Aid Corporation is one of the nation's leading drugstore chains with annual revenues of $16.6 billion and approximately 3,400 stores in 28 states and the District of Columbia. Information about Rite Aid, including corporate background and press releases, is available through the company's website at www.riteaid.com.

This press release may contain forward-looking statements, which are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied in such forward-looking statements include our high level of indebtedness, our ability to make interest and principal payments on our debt and satisfy the other covenants contained in our senior secured credit facility and other debt agreements, our ability to improve the operating performance of our existing stores in accordance with our long term strategy, our ability to hire and retain pharmacists and other store personnel, the outcomes of pending lawsuits and governmental investigations, competitive pricing pressures, continued consolidation of the drugstore industry, the efforts of third-party payors to reduce prescription drug reimbursements and encourage mail order, changes in state or federal legislation or regulations, the success of planned advertising and merchandising strategies, general economic conditions and inflation, interest rate movements, access to capital and our relationship with our suppliers. Consequently, all of the forward-looking statements made in this press release are qualified by these and other factors, risks and uncertainties. Readers are also directed to consider other risks and uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission. Forward-looking statements can be identified through the use of words such as "may", "will", "intend", "plan", "project", "expect", "anticipate", "could", "should", "would", "believe", "estimate", "contemplate", and "possible".

See the 8-K furnished to the Securities and Exchange Commission on December 16, 2004 for definition, purpose and reconciliation of non-GAAP financial measures referred to herein.

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